Penn Virginia Corporation

One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: A. James Dearlove, President and Chief Executive Officer

(610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CLOSES $112 MILLION ACQUISITION OF SYNERGY OIL & GAS

RADNOR, PA, July 24, 2001 -- Penn Virginia Corporation (NYSE:PVA) announced today the closing of its $112 million acquisition of Synergy Oil & Gas, Inc. Houston-based Synergy is a privately owned independent exploration and production company with operations primarily in the Texas onshore Gulf Coast and West Texas areas. The Company had announced the signing of a definitive agreement to acquire Synergy on June 21, 2001.

As of July 1, 2001 Synergy had net proved reserves of 59.2 billion cubic feet equivalent (Bcfe), about 55% of which was natural gas and 45% was oil. In addition, Penn Virginia believes that the acquired properties have additional risked probable reserves of approximately 29 Bcfe and risked possible reserves of 18 Bcfe. In addition, approximately 500 Bcfe of net unrisked upside potential has been identified in six natural gas-oriented exploration prospects and leads.

Synergy 's current daily net production is 12.0 million cubic feet (Mmcf) of natural gas and 1,200 barrels of oil, or 19.2 Mmcf equivalent. Synergy has interests in 163 producing wells, approximately 86% of which it operates, and control of 27,300 net developed and 10,000 net undeveloped leasehold acres and 214 square miles of 3-D seismic data.

On a pro forma basis, the Synergy acquisition increases Penn Virginia's net proved reserves at year-end 2000 by 34% and increases second half production by approximately 55%.

Penn Virginia President and Chief Executive Officer, A. James Dearlove, stated, "With the completion of the Synergy acquisition, Penn Virginia has completed another step in its balanced domestic energy growth strategy, which is focused on both natural gas and coal royalties. The addition of Synergy's properties provides us with a material Gulf Coast asset base and exposure to significant opportunities for accelerated reserve and production growth. These operations are balanced by our long-lived reserves in Appalachia and Mississippi, as well as our increasing revenue stream from coal royalties, which was recently enhanced by our $33 million Fork Creek acquisition announced in early June. Despite these two significant acquisitions, the Company's debt to total capitalization ratio is approximately 36%, which provides the Company with more than adequate financial capacity to continue its growth strategy."

The Synergy acquisition will be accounted for as a purchase and is expected to be accretive to operating cash flow immediately, dilutive to earnings for 2001 and accretive to earnings in 2002 and beyond.

Penn Virginia Corporation is an energy company engaged primarily in the exploration, development and production of oil and gas, leasing of mineral rights and collection of royalties. Penn Virginia is headquartered in Radnor, PA.

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This release includes forward-looking statements within the meaning of the federal securities laws with respect to development activities, capital expenditures, acquisitions and dispositions, drilling and exploration programs, expected commencement dates of coal mining or oil and gas production, projected quantities of future oil and gas production by Penn Virginia, projected quantities of future coal production by the Company's lessees producing coal from reserves leased from Penn Virginia, costs and expenditures, as well as projected demand or supply for coal and oil and gas, which will affect sales levels, prices and royalties realized by Penn Virginia. Certain factors discussed herein and in the Company's filings with the Securities and Exchange Commission could cause actual results to differ from those in these forward-looking statements, and reference is made to such filings.